Exhibit 99.1

      Central Freight Lines, Inc. Announces Expansion to Pacific Northwest
        Through Purchase of Assets of Eastern Oregon Fast Freight, Inc.
                         and Reduces Earnings Guidance

    WACO, Texas, March 16 /PRNewswire-FirstCall/ -- Central Freight Lines, Inc. (Nasdaq: CENF) today announced that it has accelerated its expansion into the Pacific Northwest through a purchase of selected terminal network and rolling stock of Eastern Oregon Fast Freight, Inc. ("EOFF"), a non-union less-than-truckload ("LTL") carrier that operated 21 terminals (six owned and 15 leased) in the states of Oregon, Washington, and Idaho.

    Central's President and Chief Executive Officer, Bob Fasso, stated: "For quite some time, we have targeted the Pacific Northwest as a region for expansion because of strong freight flows between the Northwest and our existing regions and favorable competitive dynamics. We had planned to initiate service in the latter part of the second quarter of 2004 in a limited number of locations. During our evaluation of the region, we discovered the opportunity to purchase EOFF's infrastructure and determined that we could immediately fill out a sizeable footprint in key freight centers throughout the region. We believe EOFF offered a unique opportunity to obtain strategic freight network assets."

    The selected assets of Eastern Oregon Fast Freight were purchased for approximately $10.0 million, which was primarily composed of six owned terminal properties. The transaction is being financed through cash reserves.

    "Our original expansion plan into Oregon, Washington, and Idaho included six terminals opening later in 2004. Purchasing control of EOFF's 21 terminal network in the first quarter of 2004 both accelerated and increased the depth and scope of our expansion plans. We believe this more aggressive expansion offers long term benefits, but will have certain negative consequences that we expect to be short term in nature. Principally as a result, we expect substantially lower earnings for the first quarter than our previous guidance of $0.12 to $0.16 per diluted share. The primary consequences include greater expansion costs than for the smaller expansion we had anticipated and a significant decline in interline revenue throughout our system, which we believe is a reaction by other LTL carriers to our expanded competitive presence. On the conference call referenced below, we will provide guidance for the first quarter and full year 2004."

    A conference call will be held at 10:30 a.m. (EST) on Wednesday, March 17 for stockholders and the investment community. Persons who wish to access and participate in the call may do so by dialing 1-800-556-3831, pass code 00399. Please dial in 5 to 10 minutes prior to the start of the call. A live webcast is also available at www.centralfreight.com, www.streetevents.com and www.fulldisclosure.com.

    A telephone replay will be available after 2:30 p.m. (EST) on March 17. To access the replay, dial 1-888-641-9060. A replay of the call will also be available on demand on the above referenced web sites.

    Central Freight Lines, Inc. is a non-union LTL carrier specializing in regional overnight and second day markets. One of the 10 largest regional LTL carriers in the nation, Central provides regional, interregional, and expedited services, as well as value-added supply chain management, throughout the Midwest, Southwest, Northwest and West Coast. Utilizing marketing alliances, Central provides service solutions to the Great Lakes, Northeast, Southeast, Mexico, and Canada.

     This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of revenue loss in the acquired operation and difficulties in bringing on new revenue in the region; the risk loss of interline revenue in all of our regions; the risk that acquisition and integration expenses may exceed our expectations; the risk that we do not obtain consents to assignment of all of the leased facilities; and the risks detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including forms 8-K, 10-Q, 10-K, and our recently filed prospectus.


     For further information contact:

     Jeff Hale, Senior Vice President and Chief Financial Officer
     (480) 361-5295
     jhale@centralfreight.com